Exhibit 99.5

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to the use of my name and any references to me as a person nominated to become a director of Plug Power, Inc. (“Plug Power”) in the Prospectus constituting a part of Plug Power’s Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission pursuant to the Securities Act.

Dated: February 10, 2003

/s/ Gary K. Willis
Gary K. Willis